For Immediate Release

Contact:

Jeff Bellows, Resources Global Professionals

(US+) 1-617-897-0350

jeff.bellows@resources-us.com

Sarah Lazarus, CL-Media

(US+) 1-978-369-4478

sarah@cl-media.com

Resources Global Professionals Announces Management Addition

Don Murray Moves into Executive Chairman Position

Current Board Member, Tom Christopoul, Named President & CEO

IRVINE, Calif., June 2, 2008 -- Resources Global Professionals, the operating entity of Resources Connection, Inc. (“Resources” or the “Company”), announced today that current President and Chief Executive Officer, Donald B. Murray, has moved into a new role as Executive Chairman of the Company, effective immediately. As part of the Company’s on-going succession planning and leadership development process, current Board member, Thomas D. Christopoul, 43, has been named President and Chief Executive Officer. Mr. Christopoul has served on the Resources Board as Chairperson of the Corporate Governance, Nominating and Compensation Committee and member of the Audit Committee for the past two and a half years. He brings more than 20 years of executive management experience with international public and private growth companies. The Company entered into a three-year employment agreement with Mr. Christopoul, which commenced on June 1, 2008.

As Executive Chairman, Mr. Murray will continue his full-time oversight of the Company’s strategic vision, employment culture and brand, and significant business and geographic development. Mr. Christopoul will take on the quickly expanding day-to-day executive operational duties, working closely with the Company’s senior management team and investor community.

Executive Chairman of Resources, Donald B. Murray, stated: “I am very pleased to announce this leadership evolution for our Company. Succession planning is a top priority for any well-run corporation and certainly is critical to the continued success of our firm. We are fortunate to transition a highly talented and experienced board leader into an operational role. As a Board member, Tom has embraced our unique culture and client service model. As an executive, he brings tremendous experience and success working in high profile positions in multi-billion dollar domestic and international businesses over the past 20 years. In his committee positions with the Board, he has already been working closely and effectively with our current management team, so I expect the integration to be very smooth. ”

On behalf of the Board of Directors, Robert Pisano, the Company’s Lead Independent Director and member of the Corporate Governance, Nominating and Compensation Committee, added: “It is a great event for Resources to be able to transition naturally the day-to-day operational leadership of the Company from a visionary founder in Don to an experienced and dynamic new operational executive in Tom. Resources has a strong senior management team and we believe Tom will further strengthen the bandwidth and expertise of this talented group.”

Mr. Christopoul stated: “I am honored and excited to become the President and CEO of Resources. The professional services model is exciting, unique and growing globally. I am looking forward to bringing my experience, energy and passion to this growing organization. I am grateful for the opportunity to work alongside a talented founder like Don and the management team, whom I’ve had the pleasure of getting to know well over these last several years.” Mr. Christopoul added: “I want to continue to build upon the Resources culture, which is founded on a fundamental commitment to hiring and developing great people who listen to our clients and help them achieve strategic initiatives, while providing exceptional returns to the Company’s shareholders.”

Before joining Resources Board of Directors, Mr. Christopoul was the Chief Executive Officer and Chairman of Cendant Corporation’s Marketing Services Division and Cendant’s Financial Services Division. While at Cendant, Mr. Christopoul also held a number of senior executive positions, including the position of Senior Executive Vice President and Chief Administrative Officer. Prior to Cendant, Mr. Christopoul held senior management positions at Nabisco and Pepsi-Cola Company. Mr. Christopoul was most recently President of Somerset Shore Associates, Inc., an independent investment and advisory company located in New Jersey. He is also Vice-Chairman of PinnacleCare Inc. and serves on several private company boards.

Mr. Murray and Mr. Christopoul will hold a conference call for interested investors at 5:00 pm ET, June 11, 2008, to discuss these changes and answer additional questions. The dial-in number for the conference call will be: 877-419-6591. No password is required; simply ask for the Resources Global Professionals conference call.

The conference call will be broadcast in simultaneous listen-only mode on the Resources Global Professionals website at www.resourcesglobal.com. A digital replay of the conference call will also be available through June 30, 2008 at: 888-203-1112. The password for the replay is: 6223415. The call will also be archived on the Resources Global Professionals website for 30 days.

ABOUT RESOURCES GLOBAL PROFESSIONALS

Resources Global Professionals is a multinational professional services firm that helps business leaders execute internal initiatives. Working as members of client teams, we solve problems, execute and transfer knowledge. Partnering with business leaders, we drive internal change across all parts of a global enterprise – finance and accounting, information management, internal audit, human capital, legal services and supply chain management.

Resources Global was founded in 1996 within a Big Four accounting firm. Our 4,100 professionals, from more than 80 practice offices, serve 2,200 clients around the world.

Headquartered in Irvine, California, Resources Global has served 81 of the Fortune 100 companies.

Resources has been named to Fortune magazine’s list of 100 Fastest-Growing Companies, BusinessWeek’s list of 100 Hot Growth Companies and spent five consecutive years on the Forbes 200 Best Small Companies list.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about Resources Global is available at http://www.resourcesglobal.com.

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